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                                                                EXHIBIT 7.2

BACK TO TECHTEAM

For immediate release - July 31, 1997

NATIONAL TECHTEAM, INC. ANNOUNCES ACQUISITION OF COMPUFLEX SYSTEMS, INC.

Dearborn, Michigan, July 31, 1997 ... NATIONAL TECHTEAM, INC., Nasdaq symbol ("TEAM"), today announces that it has acquired substantially all of the outstanding shares of the common stock of COMPUFLEX SYSTEMS, INC. in exchange for approximately 509,000 shares of TEAM common stock. The terms of the agreement provide for the purchase of a 98% controlling interest of Compuflex from its principal stockholders, and requires TechTeam to acquire the remaining Compuflex shares for cash. The transaction has an estimated total value of $8,500,000 in stock, stock options and cash to Compuflex shareholders.

Compuflex, which has installed SAP R/3 in its offices in Edison, New Jersey, also has affiliated operations in Madras, India. Compuflex provides SAP consulting services, including customized designs, installation and training, as well as contract programming and software development for many of the Fortune 500 Corporations. Srini Vasan, President of Compuflex, stated: "Our proven expertise in the SAP arena and the ability to create highly talented resources coupled with TechTeam's prestigious client base, marketing prowess, and financial strength will enable us to rapidly expand and become a formidable competitor in the SAP and other client server areas."

In making the announcement, William F. Coyro, Jr., National TechTeam's CEO said, "The acquisition of Compuflex will provide us with the opportunity to continue to meet many of the global outsourcing demands of our clients. Compuflex is very well positioned in a number of major corporations and has developed a strong expertise in delivering training, support and programming services for SAP/R3 and client server applications. The demand and margins for these types of services are excellent and Compuflex is expected to immediately contribute to National TechTeam's growth in both revenues and earnings. Their operations in India are focused on providing qualified computer personnel for assignments in North America, Europe and the Middle East. In addition, Mr. Srini Vasan and Compuflex's capable management team will significantly strengthen TechTeam's management depth."

The above statements contained in this press release are forward-looking statements. The matters expressed in such statements are subject to numerous uncertainties and risks including but not limited to general economic conditions in the market in which National TechTeam operates, fluctuation in demand for computer related services and products, and current expectations of TechTeam or its management. Should one or more of these uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described as forward-looking statements. National TechTeam does not intend to update these forward-looking statements.

COMPUFLEX SYSTEMS, INC. provides computer consulting, client server services, and contract programming services for large corporate clients on a global basis. The Company is headquartered in Edison, New Jersey with operations in the Middle East and Madras, India. Compuflex has specialized in providing training, programming and support services in SAP/R3, client server applications, object oriented tools, relational databases and applications.

NATIONAL TECHTEAM, INC. is a leading provider of information technology outsourcing support services to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through two global units: (i) CALL CENTER SERVICES, which provides its clients with inbound telephone support for their computer product and end-user and (ii) CORPORATE COMPUTER SERVICES, which provides corporations with technical staffing (principally on-site help desk support), systems integration and instructor-led, computer based-training. National TechTeam is traded under the symbol "TEAM".

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